Filed Pursuant to Rule 433

Registration No. 333-155009

August 2, 2010

FINAL TERM SHEET

Dated August 2, 2010

4.125% Notes due September 11, 2015

Issuer:	Altria Group, Inc.

Guarantor:	Philip Morris USA Inc.

Aggregate Principal Amount:	$200,000,000

The Notes constitute a further issuance of, and will be consolidated and form a single series with, the $800,000,000 aggregate principal amount of 4.125% Notes due 2015 issued by the Company on June 11, 2010.

Maturity Date:	September 11, 2015

Coupon:	4.125%

Interest Payment Dates:	Semi-annually on each March 11 and September 11, commencing March 11, 2011

Price to Public:	104.868% of principal amount, plus $1,237,500 of accrued interest at a rate of 4.125% from June 11, 2010 until the date of issuance of the notes offered hereby.

Benchmark Treasury:	1.75% due 07/31/2015

Benchmark Treasury Yield:	1.613%

Spread to Benchmark Treasury:	147 bps

Yield:	3.083%

Settlement Date (T+3):	August 5, 2010

CUSIP / ISIN:	02209S AK9 / US02209SAK96

Joint Book-Running Managers:	Barclays Capital Inc. Credit Suisse Securities (USA) LLC Deutsche Bank Securities Inc.

Co-Managers:

CastleOak Securities, L.P.

Citigroup Global Markets Inc.

Goldman, Sachs & Co.

HSBC Securities (USA) Inc.

J.P. Morgan Securities Inc.

Morgan Stanley & Co. Incorporated

RBS Securities Inc.

Santander Investment Securities Inc.

Scotia Capital (USA) Inc.

The Williams Capital Group, L.P.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc. toll free at 1-888-603-5847, Credit Suisse Securities (USA) LLC toll free at 1-800-221-1037 or Deutsche Bank Securities Inc. toll free at 1-800-503-4611.